Exhibit 4.14

MINISTRY OF COMMUNICATION OF UKRAINE

LICENSE

PERMITTING ACTIVITIES IN THE FIELD OF COMMUNICATION
IN THE TERRITORY OF UKRAINE

Kyiv

LICENSE

Series VD	No. 000613

1. ISSUED:	to Ukrainian Mobile Communication, a Ukrainian, German, Dutch and Danish joint venture

2. DATA ON THE LICENSE HOLDER:

Postal address:	16/4 Lunacharskogo Street, Kyiv 253002

Bank details:

Account 609040 with APPB Aval, Kyiv, bank code 300335, identification code 14333937

Phone:                                                                             Fax:

517-4038                                                                     227-7453

3. PLACE OF ACTIVITIES:                                                                Ukraine.

4. TYPE OF ACTIVITIES: Construction and maintenance of mobile objects communication networks and rendering services relating to their use.

5.  SPECIAL TERMS AND RULES OF ENGAGING IN THE LICENSED ACTIVITIES:

5.1. This license entitles the Licensee to develop, construct, own and operate NMT-450, Nordic Standard, GSM-900, PSN, and DCS-1800 general use cell communication networks and to render appropriate communication services.

5.2. The Licensee shall be entitled to use appropriate frequency bands and other frequency bands for the networks specified in Clause 5.1. as far as they are accessible and within the scope of international standards during the whole period of validity of this license.

5.3. In accordance with international standards the Licensee may engage in all activities necessary for the compliance with the terms of this license and select and improve the functioning of the necessary components of the cell communication networks including:

a) construction, ownership and operation of transmitting, coding and speech processing appliances, computer-based or other providing technologies within assigned frequencies using transmitters;

b) construction, ownership and operation of radio and cable transmitting equipment necessary for the functioning of general use cell communication networks;

c) marketing and rendering general use cell communication services, the sale of equipment to clients, as well as accompanying activities based on conventional commercial principles;

d) import, advertising, distribution, sale, hire, installation and servicing of the cell communication equipment.

5.4. The Licensee shall use the equipment having an UkrSEPRO certificate of conformity issued by the Communication Equipment Certification Agency of the State Communications Committee of Ukraine. The use of particular communication means within the general use communication networks shall be approved by the Administration of Ukrainian telecommunication.

5.5. The Licensee shall comply with Decree No. 81 of the Cabinet of Ministers of Ukraine dated February 1, 1995 in accordance with the Provisions concerning its realization.

5.6. Connection to general use communication networks of other owners shall be performed in accordance with specifications and by virtue of appropriate contracts, effective standards and rules applied in the communication industry.

5.7. The Licensee shall observe the requirements of the regulatory documents and industry rules regulating the activities covered by this license and the norms, standards and quality levels applied in the communication industry.

5.8. Tariffs for communication services shall be fixed and approved in accordance with the Procedure established by the Cabinet of Ministers of Ukraine.

5.9. This license may not be transferred to other legal entities or individuals.

5.10. The Licensor may prolong the validity of this license for at least 10 years by negotiations with the Licensee. The negotiations shall begin at least 12 months before the termination of the validity of this license.

6. CONTROL OF THE OBSERVANCE OF ESTABLISHED RULES WHEN ENGAGING IN THE LICENSED ACTIVITIES:

6.1. The observance of special terms and rules when engaging in the activity permitted by this license shall be controlled by the Licensor and the Licensing Chamber of Ukraine.

6.2. In case of inspections the license holder shall submit the necessary documents concerning its activities permitted by the license.

6.3. In case of change of the organization-and-legal form the Licensee shall notify the Licensor thereof within one month and provide appropriate documents.

6.4. In case of change of the postal address and contact phone numbers the Licensee shall notify the Licensor thereof within a seven-day period.

6.5. The relations under this license may be terminated:

6.5.1. After the termination of the validity period of this license.

6.5.2. By consent of the Parties.

6.5.3. By the Licensee unilaterally provided it notifies the Licensor thereof six months before the termination of the activities. The Licensee shall not be entitled to discontinue the activities provided for in the license on its own during the license period. Should the Licensee intend to terminate the activities before the termination of the validity period of the license it shall apply to the Licensor giving the reason for the termination of its activities. The Licensor shall consider the reasons and take a decision with regard to ensuring the functioning of constructed communication networks.

6.5.4. In case of force majeure circumstances.

6.6. Should the special terms and rules of engaging in the activities provided for in the license be violated or should the license be improperly complied with, the Licensor shall suspend the validity of this license and fix time for eliminating the cause of violations. Should the violations fail to be eliminated  within the fixed time the license may be revoked.

6.7. Should the violation of the terms and rules of engaging in the licensed activities be repeated or should it be gross this license may be revoked.

6.8. Any differences between the Licensor and the Licensee shall be referred for settlement to the Kyiv Court of Arbitration.

6.9. The special terms of this license can be changed at any time by consent of the Licensor and the Licensee.

6.10. The Licensee shall provide the Licensor with reports on the licensed activities in accordance with established procedures and within a fixed time.

7. REGISTRATION NUMBER OF THE LICENSE:	000613

8. DATE OF ISSUE OF THE LICENSE:	December 3, 1997

9. VALIDITY OF THE LICENSE:	16 years with a right of prolongation.

HEAD OF LICENSING COMMITTEE (signature)	M.P. ORLENKO

SEAL